UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
WHEELING-PITTSBURGH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

WHEELING-PITTSBURGH CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 17, 2006
TO THE STOCKHOLDERS OF WHEELING-PITTSBURGH CORPORATION:
     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Wheeling-Pittsburgh Corporation will be held at            located at                      on November 17, 2006, beginning at 10:00 a.m., local time, for the following purposes:
1.	ELECTION OF DIRECTORS.

To elect 11 persons to the Board of Directors.

2.	RATIFICATION OF AUDITORS.

To ratify the audit committee’s appointment of PricewaterhouseCoopers LLP as Wheeling-Pittsburgh’s independent auditors for 2006.

3.	OTHER MATTERS.

To transact such other business as may properly come before the meeting or any adjournment thereof, including the proposals under Items 3, 4 and 5 on the enclosed “GOLD” proxy card.
     Only stockholders of record of our common stock as of the close of business on September 18, 2006 will be entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting.
     Your vote is important, regardless of the number of shares of our common stock you own. Directors will be elected based upon a plurality of the votes cast at the annual meeting.
     Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your “GOLD” proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the election of Wheeling-Pittsburgh’s nominees for election as directors, in favor of the ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP as Wheeling-Pittsburgh’s independent auditors for 2006 and in accordance with the recommendation of the Board of Directors on any other matters properly brought before the meeting for a vote.
     If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.
     Please carefully read the proxy statement and other material concerning our company and our company’s nominees for election as director for a more complete statement regarding the matters to be acted upon at the annual meeting.
     A list of stockholders entitled to vote will be available during business hours for 10 days prior to the annual meeting at Wheeling-Pittsburgh’s principal executive offices located at 1134 Market Street, Wheeling, West Virginia 26003, for examination by any stockholder for any legally valid purpose.
     This proxy statement is first being mailed to Wheeling-Pittsburgh stockholders on or about October   , 2006.

By Order of the Board of Directors

/s/ Daniel W. Amidon
DANIEL W. AMIDON
Corporate Secretary
Wheeling, West Virginia
October    , 2006

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ALL “GOLD” PROXIES YOU RECEIVE. STOCKHOLDERS CAN VOTE IN ANY ONE OF THREE WAYS:
BY TELEPHONE: CALL THE TOLL-FREE NUMBER ON YOUR “GOLD” PROXY CARD TO VOTE BY PHONE
VIA INTERNET: VISIT THE WEBSITE IDENTIFIED ON YOUR “GOLD” PROXY CARD TO VOTE VIA THE INTERNET
BY MAIL: COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED “GOLD” PROXY IN THE ENVELOPE PROVIDED
THE METHOD BY WHICH YOU DECIDE TO VOTE WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

 i

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
      The following questions and answers are intended to address some commonly asked questions regarding the annual meeting. These questions and answers may not address all questions that may be important to you as a Wheeling-Pittsburgh stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.
Q: WHAT ARE THE DATE, TIME AND PLACE OF THE ANNUAL MEETING?
A: The annual meeting of stockholders of Wheeling-Pittsburgh Corporation will be held at               located at              on November 17, 2006, at 10:00 a.m., local time.
Q: WHO IS SOLICITING MY PROXY?
A: This proxy is being solicited by Wheeling-Pittsburgh Corporation.
Q: WHAT AM I BEING ASKED TO VOTE ON?
A: You are being asked to vote on a proposal to elect 11 persons to the Board of Directors. Wheeling-Pittsburgh has nominated 11 persons for election as directors. Wheeling-Pittsburgh has been notified by Esmark Incorporated (“Esmark”) that it intends to nominate nine persons for election as directors. You also are being asked to vote on a proposal to ratify the audit committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as Wheeling-Pittsburgh’s independent auditors for 2006.
We have received notice from Esmark that it intends to bring the following proposals before the annual meeting for consideration by Wheeling-Pittsburgh’s stockholders:
•	A proposal to adopt a resolution amending Wheeling-Pittsburgh’s Amended and Restated By-Laws of fix the number of directors at 11;

•	A proposal to adopt a resolution removing any directors other than Esmark’s nominees and the directors designated by the United Steelworkers (the “USW”); and

•	A proposal to adopt a resolution to repeal any provision of, or amendments to, Wheeling-Pittsburgh’s Amended and Restated By-Laws unilaterally adopted by the Board of Directors after August 8, 2003 and before any of Esmark’s nominees joins the Board of Directors, if elected.
Q: HOW DOES OUR BOARD OF DIRECTORS RECOMMEND THAT I VOTE?
A: Our Board of Directors recommends that you vote “FOR” the election of all of Wheeling-Pittsburgh’s nominees as directors and not for the nominees of Esmark. Our Board of Directors also recommends that you vote “FOR” the ratification of the audit committee’s appointment of PwC as Wheeling-Pittsburgh independent auditors for 2006. Our Board of Directors further recommends that you vote “AGAINST” each of the proposals submitted by Esmark (Items 3, 4 and 5 on the enclosed “GOLD” proxy card). More information regarding these proposals, and the reasons for our Board of Directors’ recommendation, may be found under the heading “Other Matters” below.
Q: WHAT VOTE OF OUR STOCKHOLDERS IS REQUIRED TO APPROVE THE PROPOSALS?
A: The 11 director nominees receiving a plurality of the votes cast will be elected. Approval of the ratification of PwC as Wheeling-Pittsburgh’s independent auditors for 2006 requires the favorable vote of a majority of the votes cast. The affirmative vote of the holders of at least a majority of the outstanding shares of Wheeling-Pittsburgh common stock, whether or not present at the annual meeting in person or by proxy, is required to amend our Amended and Restated By-Laws to fix the number of directors at 11 or to repeal any provision of, or amendments to, our Amended and Restated By-Laws unilaterally adopted by the Board of Directors after August 8, 2003 and before any of Esmark’s nominees joins the Board of Directors, if elected. In addition, under our Amended and Restated By-Laws, the affirmative vote of the holders of a majority of the shares of Wheeling-Pittsburgh common stock entitled to vote at an election of directors, whether or not present at the annual meeting in person or by proxy, is required to remove any directors other that Esmark’s nominees and the directors designated by the USW.
Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
A: Only stockholders of record as of the close of business on September 18, 2006, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. You will have one vote at the annual meeting for each share of our common stock you owned at the close of business on the record date. On the record date, 14,923,641 shares of our common stock, held by 2,923 holders of record, were outstanding and entitled to be voted at the annual meeting.
Q: HOW MANY SHARES MUST BE PRESENT OR REPRESENTED AT THE ANNUAL MEETING IN ORDER TO CONDUCT BUSINESS?
A: A quorum of stockholders is necessary to hold a valid annual meeting. A quorum is present at the annual meeting if a majority of the outstanding shares of our common stock entitled to vote on the record date are present in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q: WHAT DO I NEED TO DO NOW? HOW DO I VOTE?
A: We urge you to read this proxy statement carefully and in its entirety. We also encourage you to consider Wheeling-Pittsburgh’s nominees for election as directors and the ratification of the audit committee’s appointment of PwC as Wheeling-Pittsburgh’s independent auditors for 2006. If you are a stockholder of record, then you can ensure that your shares are voted at the annual meeting by submitting your proxy via:
•	TELEPHONE, using the toll-free number listed on each “GOLD” proxy card (if you are a registered stockholder, that is, if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a bank, broker or other nominee and your bank, broker or nominee makes telephone voting available);

•	THE INTERNET, at the address provided on each “GOLD” proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank, broker or nominee makes internet voting available); or

•	MAIL, by completing, signing, dating and mailing each “GOLD” proxy card or vote instruction card and returning it in the envelope provided.
Q: HOW ARE VOTES COUNTED?
A: You may vote “FOR” all of Wheeling-Pittsburgh’s nominees for election as directors, or you may “WITHHOLD” from any or all of Wheeling-Pittsburgh’s nominees. Abstentions have no impact in the election of directors.
     Ratification of the audit committee’s appointment of PwC as Wheeling-Pittsburgh’s independent auditors for 2006 requires the favorable vote of a majority of the votes cast. Approval of Esmark’s proposals to amend our Amended and Restated By-Laws to fix the number of directors at 11 or to repeal any provision of, or amendments to, our Amended and Restated By-Laws unilaterally adopted by the Board of Directors after August 8, 2003 and before any of Esmark’s nominees joins the Board of Directors, if elected, requires the affirmative vote of the holders of at least a majority of the outstanding shares of Wheeling-Pittsburgh common stock. Approval of Esmark’s proposal to remove any directors other that Esmark’s nominees and the directors designated by the USW requires the affirmative vote of the holders of a majority of the shares of Wheeling-Pittsburgh common stock entitled to vote at an election of directors. Only votes “FOR” and “AGAINST” these proposals count. Abstentions have the effect of a negative vote.
     A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. Broker non-votes do not count in the voting results and will not affect the outcome of any of the matters being voted upon at the annual meeting, and they are not counted as shares voting with respect to the matter on which the broker has not voted expressly.
     If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” all 11 of the nominees of Wheeling-Pittsburgh for election to our Board of Directors, “FOR” the ratification of the audit committee’s appointment of PwC as Wheeling-Pittsburgh’s independent auditors for 2006, “AGAINST” Esmark’s proposals (Items 3, 4 and 5 on the enclosed “GOLD” proxy card), and in accordance with the recommendation of our Board of Directors on any other matters properly brought before the meeting for a vote.
Q: MAY I VOTE IN PERSON?
A: Yes. You may attend the annual meeting and vote your shares in person. If your shares are held in “street name,” you must get a proxy card from your broker or bank in order to attend the annual meeting and vote in person.
     We urge you to sign, date and return the “GOLD” enclosed proxy card or to vote over the internet or by telephone as soon as possible, even if you plan to attend the annual meeting, as it is important that your shares be represented and voted at the annual meeting. If you attend the annual meeting, you may vote in person as you wish, even though you have previously returned your proxy card. See question below “May I change my vote after I have mailed my signed proxy card?”
Q: WHEN SHOULD I SEND IN MY PROXY CARD?
A: You should send in your “GOLD” proxy card or vote over the internet or by telephone as soon as possible so that your shares will be voted at the annual meeting.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?
A: Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the annual meeting. If your shares are registered in your name, you can do this in one of three ways:
•	first, you can deliver to our Corporate Secretary a written notice stating that you would like to revoke your proxy; the written notice should bear a date later than the proxy card;

•	second, you can complete, execute and deliver to our Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the annual meeting; or

•	third, you can attend the annual meeting and vote in person.
     Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the annual meeting. Your attendance alone will not revoke your proxy.
     If you have instructed your broker to vote your shares you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to Wheeling-Pittsburgh or by voting in person at the annual meeting, unless you obtain a proxy card from your bank or broker.
     If you have previously signed a proxy card sent to you by Esmark, you may change any vote you may have cast in favor of Esmark’s proposals and vote in favor of the Wheeling-Pittsburgh’s director nominees by marking, signing, dating, and returning the enclosed GOLD proxy card. Any signed Esmark proxy card you return, even if it reflects votes “WITHHELD” against Esmark nominees or “AGAINST” Esmark’s proposals, will cancel any votes reflected on any “GOLD” proxy card that you may have previously returned. You may also revoke your vote for Esmark’s proposals by attending the annual meeting in person and giving notice of revocation to the inspector of election.
Q: WHO WILL BEAR THE COST OF THE SOLICITATION?
A: The expense of soliciting proxies in the enclosed form will be borne by Wheeling-Pittsburgh. We have retained Georgeson, Inc., a proxy solicitation firm, to solicit proxies in connection with the annual meeting at a cost of approximately $      , plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.
Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE GOLD PROXY CARD FROM WHEELING-PITTSBURGH?
A: If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one “GOLD” proxy card. Please follow the directions for submitting a proxy on each of the “GOLD” proxy cards you receive to ensure that all of your shares are voted.
     Please sign, date, and return all the “GOLD” cards you receive. If you choose to vote by phone or Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted.
     As previously noted, Wheeling-Pittsburgh has been notified by Esmark that it intends to nominate nine persons for election as directors and submit other proposals before the annual meeting for consideration by Wheeling-Pittsburgh’s stockholders. As a result, you will receive proxy cards from both Esmark and Wheeling-Pittsburgh. To vote as the Board of Directors recommends, stockholders must use Wheeling-Pittsburgh’s “GOLD” proxy card. Voting against Esmark’s proposals on Esmark’s proxy card will not be counted as a vote for Wheeling-Pittsburgh’s nominees and can result in the revocation of any previous vote you may have cast on the “GOLD” proxy card.
     If you have voted using Esmark’s proxy card, you have every right to change your vote by executing Wheeling-Pittsburgh’s “GOLD” proxy card. Only the latest dated proxy card you vote will be counted.

Q: WHAT HAPPENS IF I SELL MY SHARES OF WHEELING-PITTSBURGH COMMON STOCK BEFORE THE ANNUAL MEETING?
A: If you transfer your shares of Wheeling-Pittsburgh common stock after the record date but before the annual meeting, you will retain your right to vote at the annual meeting.
Q: WHO CAN HELP ANSWER MY OTHER QUESTIONS?
A: If you have additional questions about the annual meeting or the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitation agent, Georgeson, Inc. at (800) 843-1451 (toll-free). If your broker holds your shares, you may also call your broker for additional information.

WHEELING-PITTSBURGH ANNUAL MEETING OF STOCKHOLDERS
     This proxy statement is furnished in connection with the solicitation of proxies in connection with the 2006 annual meeting of Wheeling-Pittsburgh stockholders.
Date, Time and Place
     Wheeling-Pittsburgh will hold its 2006 annual meeting at          , located at           , on November 17, 2006, at 10:00 a.m., local time.
Purpose of the Annual Meeting
     At the annual meeting, we will ask you to (1) elect 11 persons to the Wheeling-Pittsburgh Board of Directors to serve for a term expiring at the 2007 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified, (2) ratify the audit committee’s appointment of PwC as Wheeling-Pittsburgh’s independent auditors for 2006, and (3) transact any other business that is properly brought before the annual meeting. We also ask that you vote “AGAINST” each of the proposals submitted by Esmark (Items 3, 4 and 5 on the enclosed “GOLD” proxy card).
Recommendation of Our Board of Directors
     The Wheeling-Pittsburgh Board of Directors recommends a vote “FOR” the election of each of the 11 director nominees of Wheeling-Pittsburgh named in this proxy statement and not for the nominees of Esmark. The Wheeling-Pittsburgh Board of Directors also recommends that you vote “FOR” the ratification of the audit committee’s appointment of PwC as Wheeling-Pittsburgh’s independent auditors for 2006 and “AGAINST” each of the proposals submitted by Esmark (Items 3, 4, and 5 on the enclosed “GOLD” proxy card). More information regarding Esmark’s proposal and the reason for our Board of Directors’ recommendation may be found under the heading “Other Matters” below.
Record Date; Stock Entitled to Vote; Quorum
     Only holders of record of Wheeling-Pittsburgh common stock at the close of business on September 18, 2006, the record date, are entitled to notice of and to vote at the annual meeting. On the record date, 14,923,641 shares of Wheeling-Pittsburgh common stock were issued and outstanding and held by 2,923 holders of record. Each holder of record of common stock will be entitled to one vote per share at the annual meeting on the matters to be voted on at the meeting.
     Pursuant to Section 211(c) of the Delaware General Corporation Law, the shares of stock represented at the meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting.
Vote Required
     The 11 director nominees receiving a plurality of the votes cast during the annual meeting will be elected to serve for a term expiring on the date of the Wheeling-Pittsburgh 2007 annual meeting of stockholders and until their respective successors have been duly elected and qualified. If you abstain from voting or do not instruct your broker or other nominee how to vote your shares, it will have no impact on the election of directors.
     Ratification of the audit committee’s appointment of PwC as Wheeling-Pittsburgh’s independent auditors for 2006 requires the favorable vote of a majority of the votes cast. Approval of Esmark’s proposals to amend our Amended and Restated By-Laws to fix the number of directors at 11 or to repeal any provision of, or amendments to, our Amended and Restated By-Laws unilaterally adopted by the Board of Directors after August 8, 2003 and before any of Esmark’s nominees joins the Board of Directors, if elected, requires the affirmative vote of the holders of at least a majority of the outstanding shares of Wheeling-Pittsburgh common stock, whether or not present at the annual meeting in person or by proxy. Approval of Esmark’s proposal to remove any directors other than Esmark’s nominees and the directors designated by the USW requires the affirmative vote of the holders of a majority of the shares of Wheeling-Pittsburgh common stock entitled to vote at an election of directors, whether or not present at the annual meeting in person or by proxy. Only votes “FOR” and “AGAINST” these proposals count. Abstentions have the effect of a negative vote.
     Broker non-votes do not count in the voting results and are not counted as shares voting with respect to the matter on which the broker has not voted expressly. With respect to the election of directors and the proposal to ratify the audit committee’s appointment of PwC as Wheeling-Pittsburgh’s independent auditors for 2006, broker non-votes will not affect the outcome. With respect to Esmark’s proposals, which are the proposals under Items 3, 4 and 5 on the enclosed “GOLD” proxy card, broker non-votes will have the effect of a negative vote.

Voting of Proxies
     To vote your shares, you should follow the instructions as indicated on your “GOLD” proxy card if you vote over the internet or by telephone, or you should mark, sign, date and return the enclosed proxy in the enclosed postage-paid envelope. A proxy may be sent electronically, so long as it sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder, the other person entitled to vote on behalf of the stockholder or the attorney-in-fact for the stockholder. Voting your proxy does not limit your right to vote in person should you decide to attend the annual meeting. If your shares are held in the name of a bank, broker or other nominee, you will be provided voting instructions from the nominee and, in order to vote at the annual meeting, you must obtain a legal proxy, executed in your name, from the nominee.
     If you vote by mail and the returned proxy card is completed, signed and dated, your shares will be voted at the annual meeting in accordance with your instructions. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” Wheeling-Pittsburgh’s director nominees, “FOR” the ratification of the audit committee’s appointment of PWC as Wheeling-Pittsburgh’s independent auditors for 2006 and “AGAINST” each of the proposals submitted by Esmark (Items 3, 4 and 5 on the enclosed “GOLD” proxy card).
     Even if you plan to attend the annual meeting in person, please mark, sign, date and return the enclosed GOLD proxy card, as you may change your vote in person at the annual meeting.
     Stockholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, should follow the directions provided by your bank, broker or other nominee regarding how to instruct your broker to vote your shares.
     We do not expect that any matter other than the ones discussed in this proxy statement will be brought before the annual meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.
Revocability of Proxies
     If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following methods:
•	delivering a written notice of revocation to the Corporate Secretary of Wheeling-Pittsburgh at our principal executive offices located at 1134 Market Street, Wheeling, West Virginia 26003;

•	signing and delivering a later-dated proxy at a date after the date of the previously submitted proxy; or

•	voting in person at the annual meeting.
     The revocation of your proxy by written notice or your later-dated proxy will be effective only if the Corporate Secretary of Wheeling-Pittsburgh receives the written notice or later-dated proxy prior to the day of the annual meeting or if the inspector of elections receives the written notice or later-dated proxy at the annual meeting. Your attendance at the annual meeting without further action will not automatically revoke your proxy.
     If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions received from such nominee to revoke a previously submitted proxy.
Solicitation of Proxies
Wheeling-Pittsburgh is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of Wheeling-Pittsburgh may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the Notice of

Annual Meeting of Stockholders, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.
Assistance
     We have retained Georgeson, Inc. to aid in the solicitation of proxies for the annual meeting. Georgeson, Inc. will receive a fee of $      , plus reimbursement of out-of-pocket fees and expenses.
     Stockholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card, should contact or call:
Georgeson, Inc.
17 State Street, 10th Floor
New York, NY 10004
1-800-843-1451 (toll-free)
Other Business
     We are not currently aware of any business to be acted upon at the annual meeting other than the matters discussed in this proxy statement. Under the DGCL, business transacted at the annual meeting is limited to matters specifically designated in the notice of annual meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the annual meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.
     In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the annual meeting. Any adjournment or postponement may be made without notice by an announcement made at the annual meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
          Wheeling-Pittsburgh’s Amended and Restated By-laws provide that Wheeling-Pittsburgh’s Board of Directors will consist of 11 members. The Board of Directors was initially divided into three classes with staggered terms of office. Unless changed by a vote of the holders of at least a majority of the shares of common stock, beginning with the 2006 annual meeting of stockholders all directors will be elected annually to serve until the next annual meeting of stockholders.
     Pursuant to the collective bargaining agreement among the United Steelworkers (“USW”), Wheeling-Pittsburgh Steel Corporation (“WPSC”) and Wheeling-Pittsburgh, the USW has the right to designate two individuals to serve on our Board of Directors. The individuals identified to serve on our Board of Directors by the International President of the USW must be acceptable to the Chairman of the Board, whose acceptance must not be unreasonably withheld, and upon such acceptance, recommended by the Chairman to our Board of Directors’ nominating committee which, absent compelling reasons, must promptly recommend such individual(s) to the full Board of Directors for nomination to serve as a director. Once elected, a USW nominee serves a regular term as director. Messrs. Bowen and Williams currently serve as the USW designees to our Board of Directors.
     We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of the nominees and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.
     Each of the current directors is standing for reelection, to hold office until the date of Wheeling-Pittsburgh’s 2007 annual meeting of stockholders. Each nominee elected as a director will continue in office until his or her successor has been elected or qualified, or until his or her earlier death, incapacity, resignation, or removal.
Nominees for Election as Directors
     James L. Bowen, age 71, became a director of Wheeling-Pittsburgh in August 2003. Mr. Bowen served as the President of the West Virginia AFL-CIO from November 1997 through August 2004. Previously, Mr. Bowen served as Vice President for both the West Virginia and the Ohio AFL-CIO. Mr. Bowen was an active member of the USW for forty-two years and an International Representative for thirty-two years. He has been involved with the West Virginia AFL-CIO since 1965. Mr. Bowen served as a director of WPSC from July 1998 to August 2003. Mr. Bowen is a designee of the USW to Wheeling-Pittsburgh’s Board of Directors pursuant to the terms of the collective bargaining agreement among the USW, WPSC and Wheeling-Pittsburgh.
     James G. Bradley, age 61, became a director of Wheeling-Pittsburgh in August 2003 and has been Chairman of the Board since September 2003 and the President and Chief Executive Officer of Wheeling-Pittsburgh since April 1998. Mr. Bradley has been Chairman of the Board and Chief Executive Officer of WPSC since April 1998 and served as the President of WPSC from April 1998 to March 2005. Mr. Bradley was an Executive Vice President of WHX Corporation from April 1998 to August 2003. Previously, he was the President and Chief Operating Officer of Koppel Steel Company from October 1997 to April 1998. From October 1995 to October 1997, Mr. Bradley served as Executive Vice President — Operations of WPSC and as Vice President of WHX Corporation. Mr. Bradley has been a director of WPSC since November 2000.
     Edward J. Curry, Jr., age 60, became a director of Wheeling-Pittsburgh in August 2003. Mr. Curry has worked as a management consultant with Curry & Hurd LLC, providing merger and acquisition, strategic planning and operations consulting, since October 2000. From September 1995 to September 2000, Mr. Curry served as Executive Vice President and Chief Operating Officer of Moore Products Co. (acquired by Siemens Energy & Automation, Inc. in February 2000), an international developer and manufacturer of process measurement and control instrumentation, systems and dimensional measurement solutions. Mr. Curry formerly was a certified public accountant in the Commonwealth of Pennsylvania.
     Michael D. Dingman, Jr., age 52, became a director of Wheeling-Pittsburgh in August 2003. Mr. Dingman has been Chief Financial Officer of Local Matters, Inc., a software and media services company supporting yellow pages and delivery assistance providers, from June 2006 through the present. From September 2000 until April 2006, Mr. Dingman served as the Chief Financial Officer of Intrado, Inc., a provider of 9-1-1 information services and systems to telecommunications companies. Prior to joining Intrado, from March 1999 to August 2000, Mr. Dingman had been the Chief Financial Officer and Treasurer of Internet Commerce and Communication (formerly RMI NET, Inc.), which entered Chapter 11 of the U.S. Bankruptcy Code in July 2001 and was purchased by ICC Speed Cell, LLC in October 2001 pursuant to a bankruptcy court-approved asset purchase agreement. Mr. Dingman’s prior work experience includes five years of banking in merger and acquisitions with Lazard Freres in New York during the late 1980’s, three years as an independent consultant specializing in debt restructuring and workouts during the early 1990’s and five years as an investment advisor specializing in corporate retirement plans and high-net-worth accounts.
     Robert E. Heaton, age 76, became a director of Wheeling-Pittsburgh in August 2003. Mr. Heaton has been a director of Blonder Tongue Laboratories, Inc. since March 1998. In addition, Mr. Heaton has served on the board of directors of Bayou Steel Corporation since 2002, and he was appointed as its chairman of the board of directors in July 2004. Bayou Steel Corporation filed a petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in January 2003 and emerged from Chapter 11 in February 2004. Mr. Heaton also became a director of Pittsburgh Alliance Co. in 2004. From April 1993 through April 1995, Mr. Heaton served as Vice Chairman of the Stainless Steel Group of Lukens, Inc. From April 1981 through April 1993, Mr. Heaton was President and Chief Executive Officer of Washington Steel Corporation until it was acquired by Lukens, Inc. Mr. Heaton is a past Chairman of the Specialty Steel Industry of North America.
     Roland L. Hobbs, age 74, has been a director of Wheeling-Pittsburgh since 1998, and, from 2000 to August 2003, he has been a director of WPSC. He was a director of WesBanco Inc., a multi-state bank holding company, from 1976 to April 2004 and Chairman of Oglebay Foundation, Inc. Mr. Hobbs is a member of the Wheeling Park Commission. Mr. Hobbs has been a director of WPSC since July 2003 and had been a director of WPSC for several years prior to our reorganization.
     Paul J. Mooney, age 55, has been a director of Wheeling-Pittsburgh since August 2003 and an Executive Vice President and the Chief Financial Officer of Wheeling-Pittsburgh and WPSC since October 1997. Previously, he served as the Vice President of WHX Corporation from October 1997 to December 2001. From 1985 to November 1997, Mr. Mooney was a Client Service and Engagement Partner of PwC. He also served, from July 1996 to November 1997, as the National Director of Cross Border Filing Services with the Accounting, Auditing and SEC Services Department of PwC, and from 1988 to June 1996, as the Pittsburgh Site Leader of PwC’s Accounting and Business Advisory Services Department. Mr. Mooney has been a director of WPSC since July 2003.
     Alicia H. Munnell, age 63, became a director of Wheeling-Pittsburgh in August 2003. Since 1997, Ms. Munnell has served as the Peter F. Drucker Professor in Management Sciences at Boston College’s Carroll School of Management. Previously, Ms. Munnell was a member of the President’s Council of Economic Advisers and Assistant Secretary of the U.S. Treasury for Economic Policy. Ms. Munnell spent most of her career at the Federal Reserve Bank of Boston, where she became Senior Vice President and Director of Research in 1984.
     D. Clark Ogle, age 59, became a director of Wheeling-Pittsburgh in August 2003. Since May 2004, Mr. Ogle has served as Trustee of the Agway Liquidating Trust. Mr. Ogle served from August 2002 to June 2003 as the Chief Executive Officer of Nationsrent, Inc., a $500 million publicly traded company which emerged from Chapter 11 bankruptcy in June 2003. Previously, Mr. Ogle served as President and Chief Executive Officer of Samsonite Commercial Furniture, Inc. from February 2002 to August 2002; as President and Chief Executive Officer of Johnston Industries, a textile company, from March 1998 to July 2001; and as Managing Director of KPMG Peat Marwick LLP, leading the Recovery Practice of the retail and wholesale food industry, from October 1996 to March 1998. Prior to joining KPMG, he was President and Chief Executive Officer of Teamsports, Inc., a sportswear distributor. In addition, Mr. Ogle has held several other senior executive positions in the food and food distribution industry.
     James B. Riley, age 54, became a director of Wheeling-Pittsburgh in August 2003. Since October 2005, Mr. Riley has served as Senior Vice President and Chief Financial Officer of CSK Auto Inc., an owner and operator of retail auto parts stores. From January 2001 through August 2004, Mr. Riley served as Senior Vice President and Chief Financial Officer of Chiquita Brands International, Inc., which entered Chapter 11 of the US Bankruptcy Code in November 2001 and completed a financial restructuring on March 19, 2002, when its pre-arranged plan of reorganization under Chapter 11 became effective. Previously, Mr. Riley served as Senior Vice President and Chief Financial Officer of the Elliott Company from May 1999 to January 2001; as Principal of James Burns Riley & Associates from September 1998 to May 1999; and as Executive Vice President and Chief Financial Officer of Republic Engineered Steels, Inc. from November 1989 to September 1998. Mr. Riley has also held various positions with LTV Steel Company, including Manager of Financial Analysis and Planning, Controller Coal Division, Manager of Seamless Pipe Operations, Assistant to the President and Assistant Controller Raw Materials and Assistant Controller of the Bar Division.
     Lynn R. Williams, age 82, became a director of Wheeling-Pittsburgh in August 2003. From 1997 to 2003, Mr. Williams served as President of the Steelworkers Organization of Active Retirees. Previously, Mr. Williams was the President Emeritus of the USW, serving from November 1983 to March 1994. Additionally, since March 1994, Mr. Williams has served as an arbitrator for the AFL-CIO under Article XXI of its constitution. Mr. Williams has served on various boards of directors, including the board of directors of WPSC from January 2001 to August 2003 and from July 1998 to November 2000, the board of directors of WHX Corporation from December 1995 to December 1997, the board of directors of Republic Engineered Products LLC since August 2002, and the board of directors of Republic Technologies International from August 1999 to August 2002. Mr. Williams is a designee of the USW to Wheeling-Pittsburgh’s Board of Directors pursuant to the terms of the collective bargaining agreement among the USW, WPSC and Wheeling-Pittsburgh.
Recommendation of the Wheeling-Pittsburgh Board of Directors
     The Wheeling-Pittsburgh Board of Directors recommends a vote “FOR” the election of each of these 11 nominees.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth, as of September 18, 2006, certain information regarding beneficial ownership of our common stock by: (1) each person who is known by us to own beneficially more than 5% of the common stock; (2) each member of our Board of Directors, including nominees for director; (3) each of the executive officers listed in the Summary Compensation Table; and (4) all of our executive officers and directors as a group. For purposes of this table, shares are considered “beneficially owned” if the person, either directly or indirectly, has sole or shared power to direct the voting of the securities or has sole or shared power to dispose or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days after September 18, 2006. Unless otherwise indicated in a footnote, each individual or a group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

	Common Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage (1)
Wheeling-Pittsburgh Steel Corporation Retiree Benefits Plan Trust (2)	2,315,973	15.5%
Wellington Management Company, LLP (3)	2,042,122	13.7%
Jeffery L. Gendell (4)	1,422,778	9.5%
Spears Grisanti & Brown LLC (5)	1,229,571	8.2%
FMR Corp. (6)	841,516	5.6%
James L. Bowen (7)	8,816	*
Edward J. Curry, Jr. (7)	8,816	*
Michael D. Dingman, Jr. (7)	8,315	*
Robert E. Heaton (7)	8,816	*
Roland L. Hobbs (7)	8,816	*
Alicia H. Munnell (7)	8,816	*
D. Clark Ogle (7)	8,315	*
James B. Riley (7)	9,319	*
Lynn R. Williams (7)	8,315	*
James G. Bradley (8)	22,000	*
Paul J. Mooney (8)	10,729	*
Harry L. Page (8)	7,858	*
Daniel C. Keaton (8)	8,572	*
Donald E. Keaton (8)	7,172	*
All executive officers and directors as a group (16 persons) (9)	142,125	*

*	less than 1%

(1)	As of June 1, 2006, 31,319 shares of our common stock have been reserved for issuance upon the resolution of certain disputed claims filed by our creditors. Shares of common stock reserved for this purpose that are not ultimately required to be issued to satisfy disputed claims will be distributed on a pro rata basis to the other members of that class of creditors. Accordingly, as we settle disputed claims, the number of shares and the corresponding percentage of common stock beneficially owned by certain persons listed in the table may increase slightly over time without further action on the part of such persons.

(2)	Represents shares issued to the VEBA trust. These shares are held of record by WesBanco Bank, Inc., as trustee of the VEBA trust, which is subject to the direction of U.S. Trust Company, N.A. in its capacity as independent fiduciary for the VEBA trust, with respect to the disposition and voting of the shares. The address of U.S. Trust Company, N.A. is 600 14th Street, N.W. Washington, District of Columbia. 20005-3314. The address of the VEBA trust is c/o WesBanco Bank, Inc., as trustee, One Bank Plaza, Wheeling, West Virginia 26003. Amendment No. 5 to Schedule 13G filed with the Securities and Exchange Commission by U.S. Trust Corporation, U.S. Trust Company of New York and U.S. Trust Company, N.A. on September 8, 2006 reports shared power to dispose or to direct the disposition of 270,120 additional shares (or approximately 1.8% of the outstanding common stock) held by U.S. Trust Company, N.A. in its capacity as trustee of our salaried 401(k) plan.

(3)	The number of shares beneficially owned is based solely on information reported in Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company, LLP on February 14, 2006 with respect to its holdings as of December 31, 2005. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(4)	Represents 768,523 shares held by Tontine Partners, L.P., 458,821 shares held by Tontine Overseas Fund, Ltd., 119,010 shares held by Tontine Capital Partners, L.P. and 76,424 shares held by Tontine Capital Management, L.L.C. Tontine Management, L.L.C., the general partner of Tontine Partners, L.P., has the power to direct the affairs of Tontine Partners, L.P., including decisions with respect to the disposition of the proceeds from the sale of the shares. Tontine Oversees Associates, L.L.C. serves as investment manager to Tontine Overseas Fund, Ltd. with respect to the shares directly owned by Tontine Overseas Fund Ltd. Tontine Capital Management, L.L.C., the general partner of Tontine Capital Partners, L.P., has the power to direct the affairs of Tontine Capital Partners, L.P., including decisions with respect to the disposition of proceeds from the sale of the shares. Jeffrey L. Gendell is the managing member of Tontine Management, L.L.C., Tontine Capital Management, L.L.C. and Tontine Overseas Associates, L.L.C. and in that capacity directs their operations. The foregoing management information and number of shares beneficially owned is based solely on information reported in Amendment No.3 to Schedule 13G filed with the Securities and Exchange Commission by Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Mr. Gendell on February 14, 2006 with respect to their holdings as of December 31, 2005. The address of Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Jeffrey L. Gendell is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830.

(5)	Includes 56,300 shares held by SGB Simurgh Master Fund Ltd. Spears Grisanti & Brown LLC is the Investment Manager for Simurgh Master Fund Ltd. William G. Spears, Vance C. Brown and Christopher C. Grisanti are the Managers of Spears Grisanti & Brown LLC. The foregoing management information and number of shares beneficially owned is based solely on information reported in Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission by Spears Grisanti & Brown LLC and Messrs. Spears, Brown and Grisanti on February 23, 2006 with respect to their holdings as of December 31, 2005. The address of Spears Grisanti & Brown LLC and Messrs. Spears, Brown and Grisanti is c/o Spears Grisanti & Brown LLC, 45 Rockefeller Plaza, New York 10111.

(6)	The number of shares beneficially owned is based solely on information reported in Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. on February 14, 2006 with respect to its holdings as of December 31, 2005. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment advisor, is the beneficial owner of the shares as a result of acting as investment advisor to Fidelity Low Priced Stock Fund. Edward C. Johnson 3rd and FRM Corp., through its control of Fidelity Management & Research Company and Fidelity Low Priced Stock Fund, each has the sole power to dispose of the shares. Members of the family of Edward C. Johnson 3rd, chairman of FMR Corp., through their ownership of voting common stock of FMR Corp. and the execution of a stockholders’ voting agreement, may be deemed to form a controlling group with respect to FMR Corp. The address of FMR Corp., Fidelity Management & Research Company, Fidelity Low Priced Stock Fund and Edward C. Johnson 3rd is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	Represents shares issuable upon exercise of currently exercisable options to purchase shares of Wheeling-Pittsburgh common stock.

(8)	Represents shares originally issued under our 2003 Restricted Stock Plan. Does not include 401(k) holdings which are reported in units by the plan administrator. As of the Record Date, 401(k) holdings were as follows: 600.989 units for Mr. Bradley, 555.062 units for Mr. Mooney, 592.162 units for Mr. Page and 535.944 units for Mr. Daniel C. Keaton.

(9)	Includes shares held by Messrs. Bowen, Curry, Dingman, Heaton, Hobbs, Ogle, Riley, Williams, Bradley, Mooney, Daniel C. Keaton, Donald E. Keaton and Page and Ms. Munnell reported as being beneficially owned by each such person in the beneficial ownership table. Does not include 401(k) holdings as described above. The address of all such executive officers and directors is c/o Wheeling-Pittsburgh Corporation, 1134 Market Street, Wheeling, West Virginia 26003.
CORPORATE GOVERNANCE
Corporate Governance Practices
     The Board of Directors of Wheeling-Pittsburgh is committed to effective corporate governance. The Board of Directors has approved and adopted Corporate Governance Guidelines that provide the framework for governance of Wheeling-Pittsburgh. Wheeling-Pittsburgh’s nominating/governance committee reviews and assesses the Corporate Governance Guidelines at least annually and recommends changes to the Board of Directors as appropriate. The Corporate Governance Guidelines, along with the charters of all committees of Wheeling-Pittsburgh’s Board of Directors, and Wheeling-Pittsburgh’s Code of Business Conduct and Ethics for Employees, Executive Officers and Directors are available on our website at www.wpsc.com under the heading “Corporate Structure & Policies.”
Director Independence and Meetings
     A majority of the directors on Wheeling-Pittsburgh’s Board of Directors are independent. The Board of Directors has determined that each of the directors, except for Messrs. Bradley and Mooney, is an “independent director” as defined in the listing standards of The Nasdaq Stock Market, Inc.

     The Board of Directors has also determined that all members of the audit committee meet additional, heightened independence criteria applicable to audit committee members under the applicable Nasdaq listing standards. The Board of Directors has further determined that James B. Riley, is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.
     During 2005, Wheeling-Pittsburgh’s Board of Directors held 11 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which the individual director served. In addition, it is Wheeling-Pittsburgh’s policy that directors should attend the annual meeting of stockholders. Each member of Wheeling-Pittsburgh’s Board of Directors attended Wheeling-Pittsburgh’s 2005 annual meeting of stockholders.
Committees of the Board of Directors
     Wheeling-Pittsburgh’s Board of Directors has established an audit committee, a compensation committee, a nominating/governance committee, an executive committee, a safety committee and a finance committee.
   Audit Committee
     Our audit committee currently consists of James B. Riley, Edward J. Curry, Jr., Michael D. Dingman, Jr., Robert E. Heaton and Roland L. Hobbs. The audit committee is responsible for selecting Wheeling-Pittsburgh’s independent registered public accounting firm and approving the scope, fees and terms of all audit engagements and permissible non-audit services performed by the independent registered public accounting firm, as well as assessing the independence of Wheeling-Pittsburgh’s independent registered public accounting firm from management. The audit committee also assists the Board of Directors in oversight of Wheeling-Pittsburgh’s financial reporting process and integrity of its financial statements, and also reviews other matters with respect to Wheeling-Pittsburgh’s accounting, auditing and financial reporting practices as it may find appropriate or may be brought to its attention. During 2005, the audit committee met six times.
   Compensation Committee
     Our compensation committee currently consists of Edward J. Curry, Jr., James L. Bowen, Alicia H. Munnell and D. Clark Ogle, each of whom is independent under the Nasdaq listing standards. The compensation committee has authority over all compensation matters for senior executives. In addition, it reviews executive salaries, administers bonuses, incentive compensation and stock plans and approves the salaries and other benefits of our executive officers. Furthermore, the compensation committee consults with our management regarding Wheeling-Pittsburgh’s employee benefit plans and compensation policies and practices. During 2005, the compensation committee met nine times.
   Nominating/Governance Committee
     Our nominating/governance committee currently consists of Edward J. Curry, Jr., Michael D. Dingman, Jr., Roland L. Hobbs and D. Clark Ogle and is responsible for recommending to the Board of Directors proposed nominees for election to the Board of Directors. Additionally, this committee conducts annual evaluations of the Board of Directors and its committees, and performs an annual review of Wheeling-Pittsburgh’s corporate governance guidelines and code of business conduct and ethics, and recommends changes as considered necessary and appropriate. Each of the members of the nominating/governance committee is independent under the Nasdaq listing standards. During 2005, the nominating/governance committee met four times.
     The nominating/governance committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended by other sources. Stockholders wishing to submit recommendations for candidates to be considered for election at the 2007 annual meeting of stockholders should write to the Corporate Secretary, Wheeling-Pittsburgh Corporation, 1134 Market Street, Wheeling, WV 26003. Any such stockholder must meet and evidence the minimum eligibility requirements specified in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must submit, within the same timeframe for submitting a stockholder proposal required by Rule 14a-8: (1) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (2) the written consent of the candidate(s) for nomination as a director, (3) a resume or other written statement of the qualifications of a candidate(s) for nomination as a director, and (4) all information regarding the candidate(s) and the submitting stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors, including the number and class of all shares of each class of stock of Wheeling-Pittsburgh owned of record and beneficially by each such persons, and the name and address of the submitting stockholder(s).
     In considering director candidates, the nominating/governance committee takes into consideration Wheeling-Pittsburgh’s Corporate Governance Guidelines, Wheeling-Pittsburgh’s policy regarding stockholder recommended director candidates, as set forth above, and all other factors that it deems appropriate, including, but not limited to, the individual’s skills, expertise, industry and other knowledge and business and other experience that would be useful to the effective oversight of Wheeling-Pittsburgh’s business. Additionally, the nominating/governance committee will consider the nature of, and time involved, in service on other boards of directors in evaluating the suitability of Board candidates. It is the policy of the Board of Directors that at all times at least a majority of its members meet the standards of independence promulgated by the Nasdaq and the SEC.
     Wheeling-Pittsburgh does not pay a fee to any third party to help it in identifying or evaluating potential nominees, though the nominating/governance committee, pursuant to its charter, has the ability to engage such third parties.
   Executive Committee
     Our executive committee currently consists of James G. Bradley, Robert E. Heaton, Roland L. Hobbs and James B. Riley and is authorized to act on behalf of the full Board of Directors between regularly scheduled Board meetings. During 2005, the executive committee met nine times.
   Safety Committee
     Our safety committee currently consists of James L. Bowen, James G. Bradley and Lynn R. Williams. Such committee assists the Board of Directors in promoting the safety of our employees and assuring compliance with applicable safety laws and regulations. In addition, the safety committee develops, recommends to the Board of Directors, and oversees the implementation of such safety guidelines, policies and procedures as it deems necessary. During 2005, the safety committee met four times.
   Finance Committee
     Our finance committee currently consists of Michael D. Dingman, Jr., Robert E. Heaton, Paul J. Mooney, Alicia H. Munnell and Lynn R. Williams. It oversees our company’s financial objectives, policies, procedures and activities, and advises the Board of Directors and management with respect to all activities, plans and policies affecting our financial affairs. During 2005, the finance committee met five times.
Director Compensation
     Our employees that serve on our Board of Directors do not receive any additional compensation for serving on our Board of Directors or on any Board committees. Non-employee directors receive an annual retainer in the amount of $25,000, of which one-half is payable in cash and one-half is payable in stock options. In addition, we pay annual retainers to committee chairpersons ranging in amount from $5,000 to $10,000, also payable one-half in cash and one-half in stock options. Each director is also compensated in the amount of $2,000, payable in cash, for attendance at each Board and committee meeting. Each member of our Board of Directors also receives an initial stock option award valued at $1,000 upon becoming a director and an annual stock option award valued at $10,000. The actual number of shares underlying the stock options issued to a director is determined by dividing the dollar value of each award by one-half of the average closing sales price of our common stock for the five trading days immediately prior to the grant date. The exercise price of such options is equal to the average closing sales price of our common stock for the five trading days immediately prior to the date of grant. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors. Directors are also eligible to receive grants of stock options and awards under our management stock incentive plan.

Compensation Committee Interlocks and Insider Participants
     Our compensation committee reviews and acts on matters relating to compensation levels and benefit plans for key executives of Wheeling-Pittsburgh. The compensation committee during fiscal 2005 consisted of James L. Bowen, Edward J. Curry, Jr., Alicia H. Munnell and D. Clark Ogle. No member of the compensation committee has ever been an officer or employee of Wheeling-Pittsburgh or any of its subsidiaries. We do not have any compensation committee interlocks. Ms. Munnell’s husband is a partner at Bingham McCutchen LLP, a law firm previously retained by Wheeling-Pittsburgh. Bingham McCutchen LLP currenty is not retained by and is not doing any business with Wheeling-Pittsburgh. Wheeling-Pittsburgh has committed to not retain this law firm as a matter of policy as long as Ms. Munnell remains on the compensation committee of the Board of Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
     Pursuant to Section 16(a) of the Exchange Act, the directors and executive officers and beneficial owners of greater than 10% of Wheeling-Pittsburgh’s common stock are required to file reports with the SEC in respect of their ownership of Wheeling-Pittsburgh’s securities. Wheeling-Pittsburgh believes that during fiscal year 2005 all such required reports were filed on a timely basis.
EXECUTIVE COMPENSATION
     The following table sets forth information concerning the annual and long-term compensation in each of the last three fiscal years for our chief executive officer and our four other most highly compensated executive officers.

Summary Compensation Table

						Long-term
		Annual Compensation				Compensation
						Restricted
Name and					Other Annual	Stock	All Other
Principal Position	Year	Salary	Bonus		Compensation (1)	Awards (2)	Compensation (3)
James G. Bradley (9)	2005	$520,000	$300,000	(4)	$—	$—	$41,625	(5)(6)
President and Chief Executive	2004	404,000	—		—	—	35,025	(5)(6)
Officer of WPC and Chief	2003	371,088	—		—	$900,000	34,500	(5)(6)
Executive Officer of WPSC

Paul J. Mooney	2005	275,000	250,250	(4)(7)	—	—	27,202	(5)
Executive Vice President and	2004	264,000	44,000	(7)	—	—	20,477	(5)
Chief Financial Officer of	2003	255,120	44,000	(7)	—	642,855	45,052	(5)(8)
WPC and WPSC

Harry L. Page (10)	2005	237,503	169,100	(4)(7)	—	—	38,075	(6)
President and Chief	2004	163,200	27,200	(7)	—	—	29,850	(6)
Operating Officer of WPSC	2003	157,657	27,200	(7)	—	642,855	29,850	(6)

Donald E. Keaton (11)	2005	196,803	135,000	(4)	—	—	26,796	(5)
Vice President of WPSC	2004	179,723	28,800	(7)	—	—	17,150	(5)
	2003	171,808	28,800	(7)	—	642,855	14,900	(5)

Daniel C. Keaton (12)	2005	175,000	150,150	(4)(7)	—	—	20,875
Senior Vice President	2004	158,400	26,400	(7)	—	—	18,025
of WPSC	2003	147,641	26,400	(7)	—	642,855	14,025

(1)	Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

(2)	Represents the dollar value of stock awards issued August 1, 2003, based on the stock price at that time, pursuant to our restricted stock plan upon emergence from bankruptcy as an incentive to remain with Wheeling-Pittsburgh. James G. Bradley was awarded 60,000 shares. Paul J. Mooney, Harry L. Page, Donald E. Keaton and Daniel C. Keaton each received 42,857 shares. One-third of such shares vested upon the closing of our underwritten public offering of common stock in September 2004, one-third vested two business days after the date on which we released earnings for the second quarter of 2005 and one-third vested two business days after the date on which we released earnings for the second quarter of 2006. Based on the closing price of Wheeling-Pittsburgh common stock at December 31, 2005, the dollar value of restricted stock holdings for each named executive officer was as follows: $288,640 with respect to 32,000 restricted shares held by Mr. Bradley, $161,205 with respect to 17,872 restricted shares held by Mr. Mooney, $184,486 with respect to 20,453 restricted shares held by Mr. Donald Keaton, $128,860 with respect to 14,286 restricted shares held by Mr. Page, and $184,486 with respect to 20,453 restricted shares held by Mr. Daniel Keaton. Shares of restricted stock awarded under the restricted stock plan are entitled to receive dividends, if any, declared on the common stock, except where such restricted shares have been forfeited.

(3)	Amounts shown, unless otherwise noted, reflect Company contributions to qualified pension plans and Wheeling-Pittsburgh’s 401(k) Plan.

(4)	Includes a 2004 performance bonus awarded by the compensation committee of the Board of Directors in February 2005 as follows: Mr. Bradley — $100,000, Mr. Mooney — $68,750, Mr. Donald Keaton — $45,000, Mr. Page — $42,500 and Mr. Daniel Keaton — $41,250. Also includes an EAF completion bonus which was provided for in each executive’s employment agreement and the timing of which was determined at the discretion of the compensation committee of the Board of Directors in February 2005 as follows: Mr. Bradley — $200,000, Mr. Mooney — $137,500, Mr. Donald Keaton — $90,000, Mr. Page — $85,000 and Mr. Daniel Keaton - $82,500.

(5)	Includes a payment from Ohio Coatings Company of $5,000 paid as a Board Member Special Bonus.

(6)	Includes a payment of $12,000 as a member of the Board of Directors of Wheeling-Nisshin, Inc.

(7)	Includes payments under terms of each executive’s employment agreement for supplemental pension or life insurance coverage approved for payment by the Board of Directors, in cash, in March, 2004, January, 2005 and January 2006.

(8)	Includes a payment of $25,000 in lieu of insurance premium in 2003.

(9)	Mr. Bradley’s salary was increased to $520,000 per annum effective November 1, 2004.

(10)	Mr. Page’s base salary was increased to $260,000 per annum effective April 1, 2005

(11)	Donald E. Keaton’s base salary was increased to $230,000 per annum effective November 1, 2005.

(12)	Daniel C. Keaton retired from WPSC effective September 1, 2006.
Pension Plan
     All salaried employees are covered by a defined contribution pension plan with contributions based on age and salary. In 1998, Wheeling-Pittsburgh established a tax-qualified defined benefit plan (the “Salaried Pension Plan”) covering salaried employees employed as of January 31, 1998, which provides a guaranteed minimum benefit based on years of service and compensation. The total retirement benefit payable from the Salaried Pension Plan is offset by (i) the annuitized value of the employee’s defined contribution plan account balance, (ii) the employee’s accrued benefit payable by the Pension Benefit Guaranty Corporation, or PBGC, relating to a defined benefit pension plan terminated in 1985, and (iii) the employee’s accrued benefit, as of July 31, 2003, under a WHX-sponsored pension plan (collectively the “Offset Amounts”).
     The following table shows (without giving effect to the Offset Amounts) the estimated annual retirement benefits in straight life annuity amounts payable to our salaried employees covered by the Salaried Pension Plan upon normal retirement at age 62.

	Annual Estimated Benefits
	Years of Credit Service at Age 62
Final Average Compensation	15	20	25	30	35
$ 125,000	$24,375	$32,500	$40,625	$48,750	$56,875
150,000	29,250	39,000	48,750	58,500	68,250
175,000	34,125	45,500	56,875	68,250	79,625
200,000	39,000	52,000	65,000	78,000	91,000
225,000	39,000	52,000	65,000	78,000	91,000
250,000	39,000	52,000	65,000	78,000	91,000
300,000	39,000	52,000	65,000	78,000	91,000
400,000	39,000	52,000	65,000	78,000	91,000
500,000	39,000	52,000	65,000	78,000	91,000
     Compensation for pension calculation purposes includes base salary and periodic bonuses. Items such as relocation allowance and personal perquisites are excluded. Compensation for all of the named executive officers does not substantially differ from that set forth above in the Summary Compensation Table except for the restrictions required by Internal Revenue Service statutory limits.
     The years of credited service as of December 31, 2005 for each of the named executive officers were as follows: James G. Bradley – 10 years; Paul J. Mooney – 8 years; Donald E. Keaton – 8 years; and Daniel C. Keaton – 24 years.
     Benefits for the Salaried Pension Plan are computed by multiplying the employee’s final average compensation by 1.3% multiplied by the number of years of continuous service at termination. This amount is actuarially reduced for retirement prior to age 62 and is reduced by the Offset Amounts. For purposes of computing benefits under the Salaried Pension Plan, the term “final average compensation” means the highest consecutive 36 months of compensation in the final 120 months of employment.

Certain Benefit Plans
   2003 Management Stock Incentive Plan
          Our management stock incentive plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to employees of Wheeling-Pittsburgh and its affiliates, including officers and employee directors. Non-qualified stock options and stock purchase rights, including restricted stock and stock grants, may also be granted to employees, including officers and directors and to non-employee directors and consultants. In addition, the plan was amended, effective March 10, 2006, to permit the grant of stock unit awards. A stock unit award is similar to a restricted stock award, except that no shares of stock are actually issued until the award vests. The Board of Directors or a designated committee administers our management stock incentive plan and determines the terms of the awards granted under the plan, including the number of shares subject to each award, the applicable vesting and forfeiture terms and, with respect to option awards, the exercise price and the form of consideration payable upon such exercise. The plan, as amended effective March 10, 2006, also (i) expresses Wheeling-Pittsburgh’s intent that all awards under the plan will either comply with, or be exempt from, the new nonqualified deferred compensation provisions of Section 409A of the Code and the regulations thereunder, and (ii) clarifies the use by the Board of Directors or the designated committee of performance-based targets, goals or criteria with respect to vesting, payment or any other term or condition of an award, including the adjustment of any such targets, goals or criteria. The plan, as amended, further gives discretion to the Board of Directors or the designated committee to determine the effect, if any, of a Change of Control (as defined by the plan) of Wheeling-Pittsburgh for each award granted after March 10, 2006. Prior to the amendment, the plan provided that, upon a Change of Control, any outstanding award would automatically become fully vested and, in the case of an option, exercisable. In addition to awards previously granted under the plan prior to its amendment, on March 10, 2006, the compensation committee of the Board of Directors approved a long-term incentive program for executive officers and key employees of Wheeling-Pittsburgh listed in Item 10 of its Annual Report on Form 10-K for its fiscal year ended December 31, 2005. The long-term incentive program is based equally on grants of restricted stock under the plan and separate grants of performance shares. Shares of restricted stock will vest over time, with one-third of the award vesting each year. The number of performance shares to be delivered to each executive officer will be based on Wheeling-Pittsburgh’s total stockholder return performance, as compared to the Dow Jones U.S. Steel Index, over a three-year period. Restricted shares and performance shares granted in 2006 will first vest in March 2007 and March 2009, respectively.
   2003 Restricted Stock Plan
     In accordance with our plan of reorganization, we established a restricted stock plan pursuant to which we have granted to selected key employees a total of 500,000 shares of our common stock. No additional shares are authorized for issuance under the restricted stock plan. All of the grants made under the plan vested in increments of one-third of the total grant to each individual pro rata over three years; each third vested two business days after the date on which we released earnings for the respective second quarters of 2004, 2005 and 2006. The shares granted were not transferable until they vested, and, to the extent not vested at termination of employment, would have been forfeited and returned to us. Until vested or forfeited, the recipient of each grant under our restricted stock plan will be the owner of the shares granted, with the right to vote and receive any dividends paid in respect of the shares.
Equity Compensation Plan Information
     The following table sets forth information as of December 31, 2005 with respect to our equity compensation plans:

Number of Securities
Remaining Available for
	(a) Number of Securities to be	(b) Weighted Average	Future Issuance under Equity
	Issued upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding Securities reflected
Equity Compensation Plans(1)	Warrants and Rights	Warrants and Rights	in Column (a))
Not approved by stockholders	62,397	$15.53	927,103
Approved by stockholders	—	—	—

Total	62,397	$15.53	927,103

(1)	Under the terms of the 2003 Management Stock Incentive Plan, Wheeling-Pittsburgh reserved 1,000,000 shares of common stock for issuance. Additionally, Wheeling-Pittsburgh reserved 500,000 shares of common stock for issuance under the 2003 Restricted Stock Plan. However, all 500,000 reserved shares were awarded, effective August 1, 2003, pursuant to our approved Plan of Reorganization and no shares remain available for issuance under the 2003 Restricted Stock Plan, other than 6,666 shares which were awarded and subsequently forfeited.
Supplemental Executive Retirement Plan
          On August 3, 2006, upon recommendation of the compensation committee, the Board of Directors adopted a supplemental nonqualified deferred compensation plan referred to as the Wheeling-Pittsburgh Steel Corporation Supplemental Executive Retirement Plan (the “SERP”). The SERP provides supplemental retirement benefits, on a defined contribution basis, for certain senior officers of Wheeling-Pittsburgh and its subsidiaries that are selected by the Board of Directors for participation. Based on a review of the current market and the recommendation of its outside compensation consultant, the Board wished to (1) equitably compensate the executives for the dollar limitations on qualified pension contributions in the tax code and (2) establish a target level for a participant’s total retirement benefits of 2% of final average pay for each year of service up to 20 years. The benefits that were counted toward this target include Social Security, qualified plans (e.g., defined contribution plan contributions and Wheeling-Pittsburgh 401(k) matching) and the SERP benefit. Based on this target, the SERP is intended to provide a projected benefit through a defined contribution plan format. However, under the defined contribution approach, the actual benefit will depend on investment performance, and Wheeling-Pittsburgh will not have any obligation to make up the difference between the actual and the projected target benefit, if any. Participants in the SERP accrue an annual benefit equal to a percentage of the participant’s salary and bonus. The percentage each participant receives as part of clause (2) above, is age-weighted, from 0% up to a maximum of 15%, so that an older participant receives a higher percentage. The SERP participants accrue a contribution related to service provided after August 1, 2006; there is no contribution provided related to service prior to that time. A participant’s annual benefit accrues ratably on a monthly basis throughout the calendar year, as long as the participant remains employed with Wheeling-Pittsburgh or one of its subsidiaries. Each participant has a hypothetical bookkeeping account and his or her annual SERP contribution is credited to the account, plus any earnings based on hypothetical investments of the participant’s account balance. Payment of a retirement benefit under the SERP may be made in a lump sum or a monthly annuity payment for the participant’s lifetime that is actuarially equivalent to the participant’s account balance as of the date of retirement. A participant has a fully vested interest in his or her benefit under the SERP once the participant (i) attains age 55, and (ii) completes at least five years of service with Wheeling-Pittsburgh or its subsidiaries. If the participant is fully vested, then payment will be made following his or her termination of employment with Wheeling-Pittsburgh. Service completed prior to the effective date of the SERP is counted for purposes of vesting only. Notwithstanding the foregoing, a participant may be deemed fully vested in his or her retirement benefit under the SERP upon the occurrence of certain events, including a “change in control” (as defined in the 2003 Management Stock Incentive Plan). In addition, upon a participant’s termination of employment at any time following a change in control, the participant automatically receives his or her benefit in a lump sum distribution.
Employment Contracts, Termination of Employment and Change-in-Control Arrangements
     We currently have employment agreements (each, an “Agreement,” and collectively, the “Agreements”) with each of the following named executive officers, namely James G. Bradley, Paul J. Mooney, Donald E. Keaton and Harry L. Page (each an “Executive”). In addition to annual salary as described below, each Executive will be eligible to receive annual bonuses, long term incentive plan awards, customary fringe benefits and an annual contribution under the SERP, a description of which is set forth above. Upon expiration of the initial term under each Agreement (as described below), the Executive’s employment is subject to successive, automatic one-year extensions unless either party gives written notice of non-extension to the other party at least 90 days (120 days in Mr. Bradley’s case) prior to any renewal date. In addition, each Executive’s employment may be terminated prior to the end of the applicable term with or without “cause” (as defined in each Agreement), and each Executive may resign with or without “good reason” (as defined in each Agreement). No severance or other special termination payments will be made under the Agreements if the Executive is terminated with cause or he resigns without good reason. For purposes of this discussion, a termination without cause and a resignation with good reason will be referred to as an “eligible termination.”
CEO Agreement
     The Agreement for Mr. Bradley is effective as of April 1, 2006 and has a stated term of one year, subject to automatic extension as described above. Mr. Bradley’s annual base salary under his Agreement is $520,000 and is subject to annual review and upward adjustment at the determination of the Board of Directors.
     Upon any eligible termination (other than non-renewal of the employment term), Mr. Bradley will receive a payment equal to three times his highest annualized salary in effect during the one year period immediately preceding the termination date, continuation of health care coverage and payment of a pro rata bonus amount for the year of termination in an amount determined in accordance with the applicable bonus plan.
     Mr. Bradley’s Agreement further provides that, in the event of any change of control of Wheeling-Pittsburgh or WPSC, he is entitled to his regular severance benefits upon any resignation (whether with good reason or not) that occurs within six months following the change of control, but in no circumstances later than February 15 of the year following the year in which the change in control happens.
     Under Mr. Bradley’s prior retention agreement, he was entitled to a supplemental pension benefit equivalent to an annual payment of 25% of his salary, payable annually for the remainder of his life or ten years, whichever is longer. Under the terms of Mr. Bradley’s current Agreement, he received payment of this supplemental pension benefit in a lump sum on August 31, 2006.
CFO Agreement
     Mr. Mooney’s Agreement, which was approved on August 3, 2006, expires on March 31, 2008, subject to automatic extension as described above. Mr. Mooney’s annual base salary under his Agreement currently is $319,000 and is subject to annual review and upward adjustment at the determination of the Board of Directors.
     The Agreement for Mr. Mooney provides that, if either party gives notice to the other party that the current term of employment will not be extended on expiration of the term, Mr. Mooney will receive a payment upon expiration of the term, assuming he remains employed up to that date, equal to two times his annual salary. In that event, Mr. Mooney also will be entitled to continued health care coverage for one year and a pro rata bonus amount for the year of termination in an amount determined in accordance with the applicable bonus plan. The payment relating to his salary for this purpose will be reduced by any other cash severance payable to Mr. Mooney.
     Upon an eligible termination, Mr. Mooney will receive a payment in an amount equal to two times (one times in the case of his resignation with good reason) his annual salary, continuation of health care coverage and payment of a pro rata bonus amount for the year of termination in an amount determined in accordance with the applicable bonus plan.
     In the event of Mr. Mooney’s eligible termination within one year following a “change of control” (as defined in his Agreement) of Wheeling-Pittsburgh or WPSC, he will receive a payment equal to two times his highest annual salary in effect during the one year period immediately preceding the date of the change of control. Mr. Mooney will also be entitled to continuation of health care coverage and payment of a pro rata bonus amount for the year of termination in an amount determined in accordance with the applicable bonus plan. His Agreement also provides for equivalent change in control severance benefits if Mr. Mooney resigns for any reason during the 30-day period beginning six months immediately following a change of control of Wheeling-Pittsburgh or WPSC.
Agreements for Mr. Page and Mr. Donald Keaton
     The Agreements for Mr. Page and Mr. Donald Keaton are effective as of April 1, 2006 and have a stated term of three years, subject to automatic extension as described above. Mr. Page has an annual base salary of $301,600 and Mr. Keaton has an annual base salary of $230,000, and each salary is subject to annual review and upward adjustment at the determination of the Board of Directors.

     Each Agreement provides that, if either party gives notice to the other party that the current term of employment will not be extended on expiration of the term, the officer will receive a payment upon expiration of the term, assuming he remains employed up to that date, equal to the officer’s monthly salary multiplied by his number of years of service and any fractional year of service, up to a maximum of one times annual salary. In that event, the officer also will be entitled to continued health care coverage and a pro rata bonus amount for the year of termination in an amount determined in accordance with the applicable bonus plan. The payment relating to the officer’s salary for this purpose will be reduced by any other cash severance payable to the officer.
     Upon an eligible termination, the officer will receive a payment in an amount equal to one times his annual salary, continuation of health care coverage and payment of a pro rata bonus amount for the year of termination in an amount determined in accordance with the applicable bonus plan.
     In the event of Mr. Page’s or Mr. Keaton’s eligible termination within one year following a “change of control” (as defined in each Agreement) of Wheeling-Pittsburgh or WPSC, the officer will receive a payment equal to two times his highest annual salary in effect during the one year period immediately preceding the date of the change of control. Each officer will also be entitled to continuation of health care coverage for one year and payment of a pro rata bonus amount for the year of termination in an amount determined in accordance with the applicable bonus plan. Each officer’s Agreement also provides for equivalent change in control severance benefits if he resigns for any reason during the 30-day period beginning six months immediately following a change of control of Wheeling-Pittsburgh or WPSC.
Miscellaneous Provisions Contained in Each Agreement
     In addition to the early termination provisions of each Agreement described separately above, the Agreements will terminate prior to their scheduled expiration date in the event of an Executive’s death or disability. Upon a termination of the Executive’s employment due to his disability, he will continue to receive his base salary and fringe benefits through the earlier of his death or the date that he becomes eligible for disability income under our applicable long-term disability plan or workers’ compensation plan.
     Further, the change of control severance benefits, described above with respect to each of the Agreements except for Mr. Bradley’s, are applicable even if Wheeling-Pittsburgh terminates the Executive’s employment without cause prior to the date of a change of control, where it is reasonably demonstrated that such termination (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change of control, or (ii) otherwise arose in connection with or anticipation of a change of control. Each of the Agreements additionally provide that, if the Executive would incur certain excise tax liabilities as a result of the payments and other benefits received in connection with a change in control of Wheeling-Pittsburgh or WPSC, the Executive is entitled to receive from Wheeling-Pittsburgh a “gross-up” payment in an amount that would place the Executive in the same after-tax position that he would have been in if no excise tax had applied. The Agreements also contain non-compete, non-solicitation and confidentiality provisions to protect us.
Agreements with Mr. Daniel Keaton
     The employment agreement which we had with Daniel Keaton expired pursuant to its terms on August 31, 2006, which coincided with the date Mr. Keaton retired from Wheeling-Pittsburgh. Under the terms of Mr. Keaton’s employment agreement, upon expiration of the term he received a payment equal to $165,000, representing his monthly salary multiplied by his number of years of service and any fractional year of service, up to a maximum of his then current annual salary. Mr. Keaton also is entitled to continued health care coverage and a pro rata bonus amount for the year of termination in an amount determined in accordance with the applicable bonus plan.
     On August 31, 2006, WPSC entered into a post-retirement consulting arrangement with Mr. Keaton for the six-month period from September 1, 2006 through February 28, 2007. The consulting agreement provides that WPSC will pay Mr. Keaton $12,000 as a retainer fee, for which he will provide advice and transition assistance as needed by WPSC. To the extent any additional discrete projects are requested of Mr. Keaton by WPSC, WPSC will pay Mr. Keaton $100 per hour, plus expenses, for such services.

COMPENSATION COMMITTEE REPORT ON 2005 EXECUTIVE COMPENSATION
   General
     The Compensation Committee (the “Committee”) is composed of four members, appointed by the Board of Directors, each of whom satisfies the applicable independence requirements of the Nasdaq National Market, Inc., the rules and regulations of the Securities and Exchange Commission, and qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
   Compensation Philosophy
     The Committee believes that total executive compensation at Wheeling-Pittsburgh Corporation should be competitive in the aggregate. The Committee uses comparative data of business and labor market competitors, including data supplied by a nationally recognized executive compensation consulting firm, to gauge the competitive marketplace, to be performance oriented, to link compensation to the interests of stockholders by promoting performance that will enhance stockholder value, and finally, to promote long-term careers with Wheeling-Pittsburgh.
   Compensation of Executive Officers
     During 2005, the Committee, working with a nationally recognized executive compensation firm, met 9 times to discuss existing elements of executive compensation and to consider future elements consistent with the Compensation Committee Charter and the compensation philosophy set forth above. The elements of Wheeling-Pittsburgh’s executive compensation program for 2005 were: (i) Base Salary, which was initially set by the post-bankruptcy retention agreements as part of Wheeling-Pittsburgh’s reorganization plan approved by the Bankruptcy Court for the Northern District of Ohio effective August 1, 2003; (ii) a cash payment in lieu of supplemental pension or life insurance benefits payable pursuant to the terms of each executive’s post-bankruptcy retention agreement, as amended; (other than Mr. Bradley’s) (iii) for Messrs Bradley, Mooney, Page and Donald E. Keaton, payments for service as a member of the Board of Directors of either or both of Wheeling-Pittsburgh’s joint-ventures, Ohio Coatings Company and Wheeling-Nisshin, Inc.; and (iv) standard employee benefit plans. Effective April 1, 2005, Mr. Page’s base salary was increased to $260,000 per annum, commensurate with his promotion to President and Chief Operating Officer of WPSC. Donald E. Keaton’s salary was also increased in 2005 to $230,000 per annum. No awards were made to executive officers in 2005 under the 2003 Management Stock Incentive Plan or the 2003 Restricted Stock Plan. In 2005, the Board of Directors approved the payment of (a) the one-time EAF Bonus payable under the terms of each executive’s Post-Bankruptcy Retention Agreement, calculated as 50% of base pay, for successful installation of the new electric arc furnace project which started up in November 2004 and is the cornerstone of Wheeling-Pittsburgh’s strategic plan, and (b) a 2004 performance bonus, each as set forth in footnote 4 to the Summary Compensation Table. The Committee considered the performance of Wheeling-Pittsburgh compared to its 2004 business plan as well as other factors in deciding to approve the bonus payments. No performance bonuses were paid to Executive Officers for 2005 performance.
   Compensation of Chief Executive Officer
     The Committee’s compensation philosophy with respect to the compensation of Wheeling-Pittsburgh’s Chief Executive Officer is to provide a level of compensation that is aligned with the long-term interest of the stockholders and competitive with similarly situated executives at comparable companies, including incentive opportunities related to Wheeling-Pittsburgh’s profitability and long-term success as reflected by the appreciation of Wheeling-Pittsburgh’s stock.
     Mr. Bradley received an employment agreement as part of Wheeling-Pittsburgh’s 2003 plan of reorganization which provides for an annual salary of not less than $400,000; 60,000 restricted shares of Wheeling-Pittsburgh’s common stock that vest over a three-year period; a one-time, 50% of base pay incentive bonus upon successful installation of the electric arc furnace project (which was paid in February 2005); and a pension supplement beginning at age 62. Under the plan of reorganization, Mr. Bradley’s base pay (as well as the base pay of the other executive officers) was reduced by 15% through April 2004 and, thereafter was paid at the contractual rate until November 2004. Effective November 1, 2004, Mr. Bradley’s base salary was increased to $520,000 per annum. Mr. Bradley’s base salary was not increased in 2005 and no performance bonus was paid for 2005. As stated above, performance bonuses for 2004 were paid in February 2005. The Committee considered in reviewing Mr. Bradley’s compensation, among other items, the performance of Wheeling-Pittsburgh during the period since emerging from bankruptcy, the market conditions in the steel industry and a study prepared by compensation consultants which compared Mr. Bradley’s base salary with that of his peers at other steel manufacturers and at other companies of similar size. The Committee did not rely on a specific formula or weighting factor. The Committee is continuing to work with compensation consultants to determine the competitive level of total compensation for Mr. Bradley.
   Deductibility of Executive Compensation
     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), restricts the deductibility for federal income tax purposes of the compensation paid to the chief executive officer and each of the four other most highly compensated executive officers of a public company for any fiscal year to the extent that such compensation exceeds $1,000,000 and does not qualify as “performance-based” as defined under the Code. The Committee intends to obtain the fullest compensation deduction possible without sacrificing the flexibility needed to reward desired performance. The Committee believes that all compensation provided to Wheeling-Pittsburgh’s executive officers in 2005 is fully deductible.

COMPENSATION COMMITTEE:
Edward J. Curry, Jr. (Chairman)
James L. Bowen
Alicia H. Munnell
D. Clark Ogle
     THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHALL NOT BE DEEMED TO BE FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER COMPANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WHEELING-PITTSBURGH SPECIFICALLY INCORPORATES THIS REPORT BY REFERENCE THEREIN AND SHALL NOT OTHERWISE BE DEEMED TO BE FILED UNDER SUCH ACTS.
STOCKHOLDER RETURN PERFORMANCE GRAPH
     The following performance graph compares the total stockholder return of an investment in Wheeling-Pittsburgh’s common stock to that of the Nasdaq Stock Market (U.S. Companies) Index (the “NASDAQ U.S. Index”) and the S&P Steel Index for the period commencing October 28, 2003, the date on which Wheeling-Pittsburgh’s common stock was first publicly traded, and ending December 31, 2005. The graph assumes an initial investment of $100 on October 28, 2003, in each of Wheeling-Pittsburgh’s common stock, the Nasdaq U.S. Index and the S&P Steel Index, and that all dividends were reinvested. No cash dividends have been paid or declared on Wheeling-Pittsburgh’s common stock. The historical information set forth below is not necessarily indicative of future performance. Wheeling-Pittsburgh does not make or endorse any predictions as to future stock performance.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG WHEELING-PITTSBURGH CORPORATION,
NASDAQ U.S. INDEX AND S&P STEEL INDEX
ASSUMES $100 INVESTED ON OCTOBER 28, 2003
ASSUMES DIVIDEND REINVESTMENT
     The material in this graph is not “solicitation material,” is not deemed filed with the SEC, and is not incorporated by reference in any filing of Wheeling-Pittsburgh Corporation under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

	10/28/03	12/31/03	12/31/04	12/31/05
Wheeling-Pittsburgh Corporation	$100.00	$262.37	$414.41	$96.99
NASDAQ U.S. Index	$100.00	$103.65	$112.80	$115.19
S&P Steel Index	$100.00	$129.82	$207.92	$254.51
     The closing price of Wheeling-Pittsburgh’s common stock on the NASDAQ Global Market on December 30, 2005, the last trading day in 2005, was $9.02.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     Wheeling-Pittsburgh owns 35.7% of the outstanding common stock of Wheeling-Nisshin, Inc. (“Wheeling-Nisshin”) which is accounted for using the equity method of accounting. Wheeling-Pittsburgh had sales to Wheeling-Nisshin of $216.7 million, $246.7 million, $61.7 and $96.0 million during 2005, 2004, the five months ended December 31, 2003 and the seven months ended July 31, 2003, respectively. Sales to Wheeling-Nisshin are made at prevailing market prices. Wheeling-Pittsburgh received dividends from Wheeling-Nisshin of $5.0 million, $2.5 million and $2.5 million during 2005, 2004 and the seven months ended July 31, 2003, respectively. At December 31, 2005 and 2004, Wheeling-Pittsburgh had accounts receivable due from Wheeling-Nisshin of $3.4 million and $1.6 million, respectively, and had accounts payable to Wheeling-Nisshin of $0.7 million and $2.5 million, respectively.

     Wheeling-Pittsburgh owns 50% of the outstanding common stock of Ohio Coatings Company (“OCC”), which is accounted for using the equity method of accounting. Wheeling-Pittsburgh had sales to OCC of $126.8 million, $121.1 million, $39.8 million and $68.2 million during 2005, 2004, the five months ended December 31, 2003 and the seven months ended July 31, 2003, respectively. Sales to OCC are made at prevailing market prices. At December 31, 2005 and 2004, Wheeling-Pittsburgh had accounts receivable due from OCC of $8.9 million and $9.7 million, respectively and had accounts payable to OCC of $0.9 million at December 31, 2004. At December 31, 2005 and 2004, Wheeling-Pittsburgh has a loan receivable due from OCC of $7.7 million and $9.7 million, respectively, which bears interest at a variable rate, which averaged 6.25% during 2005. Wheeling-Pittsburgh recorded interest income on the loan receivable of $0.5 million, $0.5 million, $0.3 million and $0.4 million during 2005, 2004, the five months ended December 31, 2003 and the seven months ended July 31, 2003, respectively, and received payments on the loan of $2.1 million, $1.7 million, $0.3 million and $0.6 million during 2005, 2004, the five months ended December 31, 2003 and the seven months ended July 31, 2003, respectively.
     In September 2005, WPSC contributed to MSC its coke-producing batteries and related facilities and assets located in Follansbee, West Virginia and Steubenville, Ohio, which had a fair value of approximately $86.9 million. In return, WPSC received a 50% voting interest in MSC and 72.22% of the non-voting economic capital stock interests in MSC. Through December 31, 2005, WPSC contributed an additional $3.1 million in cash to MSC. WPSC is obligated to make additional cash contributions of $5.0 million and $15.0 million in 2006 and 2007, respectively, payable on a monthly basis, and cash contributions of $10.0 million in 2008, payable on a quarterly basis. Subject to certain exceptions, WPSC and SNA Carbon, LLC (“SNA Carbon”) are obligated to make loans to MSC from time to time, up to $35.0 million in the aggregate for all such loans, to satisfy any deficiency in MSC’s working capital needs. These loans would be made by WPSC and SNA Carbon proportionate to their respective projected coke-purchases. WPSC made a working capital loan of $9.9 million to MSC during 2005. To the extent capital contributions made by WPSC and SNA Carbon are not sufficient to refurbish completely MSC’s coke-producing batteries to a condition that meets its production goals and complies with applicable legal requirements, WPSC and SNA Carbon each must contribute one-half of the deficiency, up to a maximum of $8.0 million each. Pursuant to a Coke Supply Agreement entered into between WPSC and MSC in September 2005, MSC sold 174,986 tons of coke to WPSC in 2005 for a total consideration of $41.8 million. MSC is required to sell up to 600,000 tons of coke to WPSC in 2006. WPSC is paid a fee to manage and operate MSC’s coke facilities using its current hourly and salaried workforce. As of December 31, 2005, WPSC owned 50% of the voting interest and 66.67% of the non-voting economic capital stock interests in MSC. MSC has been consolidated in our financial statements as of December 31, 2005 and for the year then ended.
     James G. Bradley serves on the board of directors of Wheeling-Nisshin and OCC. Harry L. Page, President and Chief Operating Officer of WPSC, serves on the board of directors of Wheeling-Nisshin. Paul J. Mooney, our Vice President and Chief Financial Officer, and Donald E. Keaton, Vice President of Steel Manufacturing and Procurement for WPSC, serves on the board of directors of OCC and Mr. Keaton is Chairman of the board of managers of MSC.
     During the year ended December 31, 2005, we contributed an aggregate 195,998 shares of our common stock to the VEBA in respect of our quarterly VEBA and profit sharing obligations. See Note 21 to the consolidated financial statements in Item 8 of Wheeling-Pittsburgh’s annual report on Form 10-K for the year ended December 31, 2005 for further information concerning these contributions.
PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT AUDITORS
     PwC has served as independent auditors of Wheeling-Pittsburgh since 2003. PwC has unrestricted access to the audit committee to discuss audit findings and other financial matters. The audit committee believes that PwC is knowledgeable about Wheeling-Pittsburgh’s operations and accounting practices and is qualified to act in the capacity of independent auditors.
     In appointing PwC as Wheeling-Pittsburgh’s independent auditors for the fiscal year ending December 31, 2006 and making its recommendation that Wheeling-Pittsburgh’s stockholders ratify the appointment, the audit committee of the Board of Directors has considered whether the audit and non-audit services that PwC provides to Wheeling Pittsburgh are compatible with the maintenance of its independence.

     If Wheeling-Pittsburgh’s stockholders do not ratify the audit committee’s appointment of PwC, the audit committee will reconsider the appointment of PwC as Wheeling-Pittsburgh’s independent auditors for 2006.
Recommendation of the Wheeling-Pittsburgh Board of Directors
     The Wheeling-Pittsburgh Board of Directors recommends a vote “FOR” the ratification of the audit committee’s appointment of PwC as Wheeling-Pittsburgh’s independent auditors for 2006.
Audit Committee Report
     The Board of Directors appoints an audit committee each year to review Wheeling-Pittsburgh’s financial matters. The members of the audit committee are James B. Riley, Edward J. Curry, Jr., Michael D. Dingman, Jr., Robert E. Heaton and Roland L. Hobbs. Each member of Wheeling-Pittsburgh’s audit committee meets the independence requirements applicable to audit committee members set by the SEC and Nasdaq.
     The primary purpose of the audit committee is to assist the Board of Directors in fulfilling its responsibility to oversee Wheeling-Pittsburgh’s financial reporting activities. The audit committee meets with Wheeling-Pittsburgh’s independent registered public accounting firm and reviews the scope of their audit, report and recommendations. The audit committee also has sole authority for the selection of Wheeling-Pittsburgh’s independent registered public accounting firm. The audit committee members reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005 with management. The audit committee also discussed all the matters required to be discussed by Statement of Auditing Standard No. 61 with Wheeling-Pittsburgh’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The audit committee received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1 and has discussed the independence of PricewaterhouseCoopers LLP with representatives of such firm.
     Based on their review and the discussions described above, the audit committee recommended to the Board of Directors that Wheeling-Pittsburgh’s audited financial statements be included in Wheeling-Pittsburgh’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and be filed with the SEC.

AUDIT COMMITTEE:
James B. Riley (Chairman)
Edward J. Curry, Jr.
Michael D. Dingman, Jr.
Robert E. Heaton
Roland L. Hobbs
     THE FOREGOING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHALL NOT BE DEEMED TO BE FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER COMPANY FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WHEELING-PITTSBURGH SPECIFICALLY INCORPORATES THIS REPORT BY REFERENCE THEREIN AND SHALL NOT OTHERWISE BE DEEMED TO BE FILED UNDER SUCH ACTS.
Independent Registered Public Accounting Firm
     The accounting firm of PricewaterhouseCoopers LLP has been appointed as the independent registered public accounting firm for Wheeling-Pittsburgh for the fiscal year ending December 31, 2006. A representative of PwC, which served as Wheeling-Pittsburgh’s independent registered public accounting firm for the fiscal year ended December 31, 2005, is expected to be present at the annual meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.
     The following fees were billed by PwC to Wheeling-Pittsburgh for services performed on behalf of Wheeling-Pittsburgh in 2004 and 2005, as described below:
Audit Fees: The aggregate fees, including expenses, for professional services rendered by PwC for the audit of Wheeling-Pittsburgh’s annual financial statements for the year ended December 31, 2005 and of its internal control over financial reporting as of December 31, 2005 were

$1,063,610 of which $528,856 was billed in 2005. The aggregate fees for professional services rendered by PwC for the audit of Wheeling-Pittsburgh’s annual financial statements for the year ended December 31, 2004 and of its internal control over financial reporting as of December 31, 2004 were $1,140,918 of which $798,798 was billed in 2004.
Audit-Related Fees: The aggregate fees, including expenses, for professional services rendered by PwC for audit-related services for the year ended December 31, 2004 were $105,000. These fees were for the audits of employee benefit plans.
Tax Fees: The aggregate fees, including expenses, for professional services rendered by PwC for tax compliance, tax advice and tax planning for the year ended December 31, 2005 and December 31, 2004 were $9,000 and $52,610, respectively.
All Other Fees: The aggregate fees, including expenses, for professional services rendered by PwC, other than for services referred to above, for the year December 31, 2005 and 2004 were $1,500 and $10,500, respectively.
Pre-Approval of Audit and Non-Audit Services
     Wheeling-Pittsburgh’s audit committee has the sole authority to approve the scope, fees and terms of all audit and permissible non-audit services provided by Wheeling-Pittsburgh’s independent registered public accounting firm, subject to the “de minimus” exception under the Exchange Act permitting waiver of such pre-approval requirements for non-audit services in certain limited instances. All of the non-audit services described above were approved by the audit committee. Pursuant to Wheeling-Pittsburgh’s audit committee charter, the audit committee considers whether the provision of non-audit services by the independent registered public accounting firm, on an overall basis, is compatible with maintaining the independent auditor’s independence from management.
OTHER MATTERS
     Wheeling-Pittsburgh has been notified by Esmark that it intends to nominate nine individuals for election as directors at the annual meeting and to bring the following proposals before the annual meeting for consideration by Wheeling-Pittsburgh’s stockholders:
•	A proposal to adopt a resolution amending Wheeling-Pittsburgh’s Amended and Restated By-Laws to fix the number of directors at 11;

•	A proposal to adopt a resolution removing any directors other than Esmark’s nominees and the directors designated by the USW; and

•	A proposal to adopt a resolution to repeal any provision of, or amendments to, Wheeling-Pittsburgh’s Amended and Restated By-Laws unilaterally adopted by the Board of Directors after August 8, 2003 and before any of Esmark’s nominees joins the Board of Directors, if elected.
     Wheeling-Pittsburgh is not responsible for the accuracy or completeness of any information provided by Esmark in any letters to us or our Board of Directors or in any oral or written communications, solicitations or proxy materials made or disseminated by Esmark or filed by them with the SEC. The nomination by Esmark of nine individuals for election as directors at the annual meeting and each of the proposals listed above are intended solely to help Esmark take control of our Board of Directors as part of its efforts to ensure that its proposed business combination with Wheeling-Pittsburgh is completed
     Article III, Section 3.1 of our Amended and Restated By-Laws sets the number of directors constituting the full Board of Directors at 11 and authorizes our Board of Directors to amend that number from time to time. Approval of Esmark’s proposal to amend our Amended and Restated By-Laws to fix the number of directors constituting the entire Board at 11 would prevent us from increasing the size of our Board of Directors and preclude us from decreasing the size of the Board of Directors when the Board of Directors believes that doing so is in the best interests of Wheeling-Pittsburgh and its stockholders. Accordingly, your Board of Directors recommends that you vote “AGAINST” Proposal No. 3.
     Esmark’s proposal to adopt a resolution removing any directors other than Esmark’s nominees and the directors designated by the USW is overly broad and could create an anomalous result that effectively disenfranchises Wheeling-Pittsburgh’s stockholders. If the proposal were approved, any directors other than Esmark’s nominees and the directors designated by the USW would be removed, even if Wheeling-Pittsburgh’s stockholders elected Wheeling-Pittsburgh’s nominees at the Annual Meeting. This could result in Esmark’s nominees controlling Wheeling-Pittsburgh’s Board of Directors even if they constitute a minority of directors elected at the annual meeting. Because of the disenfranchising effect of this proposal on Wheeling-Pittsburgh’s stockholders, the Board of Directors objects to this proposal and recommends that you vote “AGAINST” Proposal No. 4.
     With respect to Proposal No. 5, we note that Wheeling-Pittsburgh has not amended its Amended and Restated By-Laws since August 1, 2003. Our Amended and Restated By-Laws, as currently in effect, were filed with the SEC as an exhibit to a Registration Statement on Form 10 which was filed with the SEC on August 8, 2003. The proposal would, therefore, not result in any change to the provisions of our Amended and Restated By-Laws currently in effect. However, our Board of Directors believes that, as a matter of sound corporate governance, it should have the ability to amend the Amended and Restated By-Laws prior to the annual meeting should circumstances arise that in the good faith judgment of the Board of Directors make it in the best interests of Wheeling-Pittsburgh and its stockholders to do so. Accordingly, our Board of Directors recommends that you vote “AGAINST” Proposal No. 5.
     OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ITEMS 3, 4 AND 5 ON THE ENCLOSED “GOLD” PROXY CARD.

     We urge you NOT to sign or return any proxy card sent to you by Esmark for any reason, even as a protest against their activities. The best way to support our Board of Directors is by voting:
•	“FOR” Wheeling-Pittsburgh’s nominees for director; and

•	“AGAINST” the Esmark proposals (Items 3, 4 and 5 on the enclosed “GOLD” proxy card).
     The Board of Directors knows of no other business to be presented at the annual meeting, but if other matters do properly come before the annual meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.
STOCKHOLDER PROPOSALS
     Pursuant to Rule 14a-8 under the Exchange Act, in order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of Wheeling-Pittsburgh, stockholder proposals for such meeting must be received by Wheeling-Pittsburgh no later than March 2, 2007. Additionally, pursuant to Rule 14a-5(e)(2) under the Exchange Act, any proposal intended to be presented by a stockholder at the next annual meeting that is not included in our notice of meeting and proxy statement will be considered to be untimely unless received by Wheeling-Pittsburgh not later than July 20, 2007. In the event that the date of the 2007 annual meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary date of the 2006 Annual Meeting of Stockholders, Wheeling-Pittsburgh intends to provide notice of the change to such deadline dates in a quarterly report on Form 10-Q or by any other means reasonably calculated to inform our stockholders. If Wheeling-Pittsburgh does not receive notice by the prescribed date, or if Wheeling-Pittsburgh meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2007 annual meeting of Stockholders will use their discretion in voting the proxies if and when these matters are raised at the meeting. Proposals must be in writing and mailed to our Corporate Secretary, at our principal executive offices, Wheeling-Pittsburgh Corporation, 1134 Market Street, Wheeling, West Virginia 26003.
COMMUNICATIONS WITH BOARD OF DIRECTORS
     Stockholders may send other communications to the Board of Directors by mailing them to James G. Bradley, Chairman of the Board, c/o the Corporate Secretary at the address above. All such communications are held available for review by the Chairman. As instructed by the Chairman, the Corporate Secretary will review the communications, and forward to the Chairman those that are relevant to, and consistent with, Wheeling-Pittsburgh’s operations, policies and philosophies. However, all communications are held available for the Chairman’s review.
ANNUAL REPORT ON FORM 10-K
     Wheeling-Pittsburgh is concurrently sending all of its stockholders of record as of the Record Date a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Such report contains Wheeling-Pittsburgh’s audited consolidated financial statements for the fiscal year ended December 31, 2005.

If your shares are registered in your own name, please sign, date and mail the enclosed “GOLD” Proxy Card to Georgeson Inc. in the self-addressed, stamped envelope provided today.
If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed “GOLD” Proxy Card in the self-addressed, stamped envelope provided.
After signing the enclosed “GOLD” Proxy Card do not sign or return any proxy card sent to you by Esmark Incorporated. Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting.
If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

17 State Street, 10th Floor
New York, NY 10004
Stockholders Call Toll Free (800) 843-1451

YOUR VOTE IS IMPORTANT
Please complete, date, sign and mail your proxy card
in the envelope provided as soon as possible.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

P
R
O
X
Y
WHEELING-PITTSBURGH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 17, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a stockholder of Wheeling-Pittsburgh Corporation, a Delaware corporation (the “Company”), does hereby appoint James G. Bradley, Paul J. Mooney and Daniel W. Amidon and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2006 Annual Meeting of Stockholders of the Company to be held at [                    ], on November 17, 2006, at 10:00 a.m., local time, or at any adjournments or postponements thereof.
The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of 2006 Annual Meeting and Proxy Statement, and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT EACH OF THE DIRECTOR NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3, 4 AND 5.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.

THERE ARE THREE WAYS TO AUTHORIZE THE PROXIES TO CAST YOUR VOTES

TELEPHONE
This method is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-381-4023, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your instruction card ready, then follow the prerecorded instructions. Your instructions will be confirmed and votes cast as you direct. Available until 12:00 midnight New York City time on November 16, 2006. This method may also be available by telephone through the Corporation’s proxy solicitor.
INTERNET
Visit the Internet website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 12:00 midnight New York City time on November 16, 2006.
MAIL
Simply complete, sign and date your proxy card and return it in the postage-paid envelope. If you are using telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER

▼ DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” PROPOSALS 2.

			FOR ALL NOMINEES		WITHHOLD FROM ALL NOMINEES
1.	To elect the following nominees to serve as directors until the date of the Company’s 2007 Annual Meeting of Stockholders and in each case until their successors have been duly elected and qualified.		☐		☐

	Nominees:	(01) James L. Bowen, (02) James G. Bradley, (03) Edward J. Curry, Jr., (04) Michael D. Dingman, Jr., (05) Robert E. Heaton, (06) Roland L. Hobbs, (07) Paul J. Mooney, (08) Alicia H. Munnell, (09) D. Clark Ogle, (10) James B. Riley and (11) Lynn R. Williams

To withhold authority to vote for any individual nominee identified above, check the “FOR” box and write that nominee’s name on the line provided below:

			FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of PricewaterhouseCoopers LLP as Auditors.		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST”
PROPOSALS 3, 4,& 5.

3.	Amendment of Wheeling-Pittsburgh Corporation’s Amended and Restated By-Laws to fix the number of directors at 11.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		FOR	AGAINST	ABSTAIN
4.	Removal of any directors other than Esmark Incorporated’s nominees and the directors designated by the United Steelworkers.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
5.	Repeal of any provision of, or amendments to, Wheeling-Pittsburgh Corporation’s Amended and Restated By-Laws unilaterally adopted by the Board of Directors after August 8, 2003 and before any of Esmark Incorporated’s nominees joins the Board of Directors, if elected.	☐	☐	☐

DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters that may come before the Meeting, including the postponement or adjournment of the Meeting.

Date	, 2006

Signature

Additional Signature (if held jointly)

Title

Note: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.